EXHIBIT 99.1

Standard Financial Corp. Announces Quarterly Dividend Payment and Second Quarter Earnings

MONROEVILLE, Pa., April 19, 2012 (GLOBE NEWSWIRE) -- Standard Financial Corp. (the "Company") - (Nasdaq:STND), the holding company for Standard Bank PaSB, today announced earnings for the quarter ended March 31, 2012 of $782,000 or $0.25 per share compared to $828,000 or $0.26 per share for the quarter ended March 31, 2011. The Company's annualized return on average assets and average equity were 0.71% and 3.97%, respectively, for the quarter ended March 31, 2012 compared to 0.77% and 4.41%, respectively, for the quarter ended March 31, 2011.

For the six months ended March 31, 2012, net income was $1.6 million or $0.51 per share compared to $846,000 or $0.26 per share for the six months ended March 31, 2011. The $767,000 increase in net income for the six months ended March 31, 2012 compared to the prior year period was primarily due to a one-time $908,000 after tax expense for a contribution to Standard Charitable Foundation in the first quarter of fiscal 2011. The Company's annualized return on average assets and average equity were 0.74% and 4.11%, respectively, for the six months ended March 31, 2012 compared to 0.39% and 2.25%, respectively, (0.81% and 4.67%, respectively, excluding the one-time charitable foundation contribution) for the six months ended March 31, 2011.

The Company's board of directors declared a quarterly cash dividend of $.045 per share of the Company's common stock. The dividend will be payable to stockholders of record as of May 2, 2012 and will be paid on May 15, 2012.

Timothy K. Zimmerman, President & CEO, stated, "We are pleased with the consistent earnings generated under uneven and challenging economic conditions. The historically low interest rates and weak loan demand contributed to excess liquidity and pressure on the interest rate margin. Our focus remains on loan quality, expense control, making prudent investments and managing interest rate risk."

Net income for the quarter ended March 31, 2012 decreased $46,000 or 5.6% compared to the prior year quarter. The decrease was primarily the result of an increase in noninterest expenses of $151,000 or 6.4% and a decrease in net interest income of $139,000 or 4.1% partially offset by a decrease of $125,000 in the provision for loan losses, lower income tax expense of $63,000 and higher noninterest income of $56,000 for the quarter ended March 31, 2012 compared to the prior year quarter.

Net income for the six months ended March 31, 2012 increased $767,000 compared to the same period in the prior year due to the one-time charitable contribution expense ($908,000 after tax impact) made in the first quarter of 2011 and a $175,000 or 22.6% lower provision for loan losses partially offset by an increase in noninterest expenses of $254,000 or 5.4% and a decrease in net interest income of $135,000 or 2.0% compared to the six months ended March 31, 2011.

Net interest income declined slightly from $3.4 million and $6.7 million for the three and six months ended March 31, 2011, respectively, to $3.3 million and $6.6 million for the three and six months ended March 31, 2012, respectively. The decreases in net interest income resulted primarily from a lower yield on assets partially offset by a lower cost of funds.

The provision for loan losses was $300,000 for the current quarter compared to $425,000 for the quarter ended March 31, 2011 and $600,000 for the six months ended March 31, 2012 compared to $775,000 for the six months ended March 31, 2011. Non-performing loans at March 31, 2012 were $4.4 million or 1.48% of total loans compared to $4.6 million or 1.60% of total loans at September 30, 2011 and $2.9 million or 0.97% of total loans at March 31, 2011.

Total noninterest expenses were $2.5 million for the quarter ended March 31, 2012 compared to $2.4 million for the quarter ended March 31, 2011. The $151,000, or 6.4%, increase was due mainly to general cost increases in personnel related and other operating expenses.  Total noninterest expenses increased $254,000 or 5.4% to $4.9 million for the six months ended March 31, 2012 from $4.7 million for the six months ended March 31, 2011. The six month increase was primarily in personnel related costs and other operating expenses consistent with the quarter to quarter increases noted above.

Standard Financial Corp., with total assets of $449.3 million at March 31, 2012, is the parent company of Standard Bank, a Pennsylvania chartered savings bank which operates ten offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland and Bedford Counties, in Pennsylvania and Allegany County in Maryland.  Standard Bank is a Member of the FDIC and an Equal Housing Lender.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Standard Financial Corp.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)
OPERATIONS DATA:	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Interest and Dividend Income	$ 4,374	$ 4,643	$ 8,815	$ 9,294
Interest Expense	1,102	1,232	2,227	2,571
Net Interest Income	3,272	3,411	6,588	6,723
Provision for Loan Losses	300	425	600	775
Net Interest Income after Provision for Loan Losses	2,972	2,986	5,988	5,948
Noninterest Income	591	535	1,185	1,152
Contribution to Standard Charitable Foundation	-	-	-	1,376
Noninterest Expenses	2,512	2,361	4,930	4,676
Income before Income Tax Expense	1,051	1,160	2,243	1,048
Income Tax Expense	269	332	630	202
Net Income	$ 782	$ 828	$ 1,613	$ 846

Earnings Per Share (EPS)	$ 0.25	$ 0.26	$ 0.51	$ 0.26
Annualized Return on Average Assets (ROA)	0.71%	0.77%	0.74%	0.39%
Annualized Return on Average Equity (ROE)	3.97%	4.41%	4.11%	2.25%
Net Interest Spread	3.02%	3.21%	3.06%	3.13%
Net Interest Margin	3.18%	3.38%	3.22%	3.31%

FINANCIAL CONDITION DATA:	March 31,	September 30,
	2012	2011
Total Assets	$ 449,297	$ 434,619
Cash and Cash Equivalents	18,242	12,658
Total Investment Securities	107,711	105,754
Loans Receivable, Net	292,663	285,113
Deposits	330,901	320,322
Borrowed Funds	34,890	31,417
Total Stockholders' Equity	78,922	78,716

Book Value Per Share	$ 23.12	$ 22.63
Tangible Book Value Per Share	$ 20.38	$ 19.91

Allowance for Loan Losses to Total Loans	1.44%	1.56%
Non-Performing Assets to Total Assets	1.16%	1.24%
Non-Performing Loans to Total Loans	1.48%	1.60%
CONTACT: Timothy K. Zimmerman
         President & Chief Executive Officer
         412.856.0363

         Colleen M. Brown
         Chief Financial Officer
         412.856.0363